HomeStreet to Acquire Fortune Bank and Yakima National Bank

SEATTLE - July 26, 2013 - HomeStreet Bank and its holding company, HomeStreet, Inc. (NASDAQ:HMST) have entered into two separate merger agreements pursuant to which HomeStreet Bank will acquire Seattle-based Fortune Bank for approximately $27.0 million, and Yakima National Bank, based in Yakima, Wash., and parent holding company, YNB Financial Services Corp. (“Yakima National”), for approximately $10.3 million. The combined company had approximately $3.0 billion in assets on a pro forma basis as of June 30, 2013.

The proposed transactions, which have been approved by the boards of directors of HomeStreet, Fortune and Yakima National, are subject to Fortune's and Yakima National's shareholders' approval and regulatory approval. The proposed transactions are expected to close in the fourth quarter of 2013.

“We are excited to have the Fortune Bank and Yakima National Bank teams join ours.  We admire their approach to community banking and we share their commitment to community service and a desire to provide great service and real value to their customers,” said HomeStreet Bank President and CEO Mark K. Mason. “Beyond the growth in customers, loans and deposits, these acquisitions bring us two teams of seasoned community bankers and two talented executives in David Straus, CEO of Fortune Bank, and Jeff Newgard, CEO of Yakima National Bank. We are looking forward to their help in growing our franchise in Puget Sound and in Central and Eastern Washington. We expect both transactions to be accretive to earnings per share within the first year following the acquisitions. We are working closely with teams from both banks to ensure that Fortune Bank and Yakima National Bank customers retain the high standard of care and service they have come to expect from their banks.”

As of June 30, 2013, Fortune Bank operates two branches in Seattle and Bellevue with total assets of approximately $142 million, loans of $103 million and deposits of $121 million. These locations will continue to operate as Fortune Bank branches until the transaction is completed, after which those customer relationships will transition to existing HomeStreet branches in Seattle and Bellevue.

This merger with HomeStreet Bank gives our organization the chance to grow with our clients,” said Fortune Bank President and CEO Dave Straus. “We will have a wider range of products and a greater capacity to lend, and we will also be able to continue the same great customer service and active community involvement.”

Yakima National Bank currently operates four branches in the Central and Eastern Washington cities of Yakima, Selah, Sunnyside and Kennewick. Total assets were approximately $125 million, loans were $94 million and deposits totaled $114 million as of June 30, 2013. These locations will operate as Yakima National Bank branches until the transaction is completed, at which time they will become part of the HomeStreet Bank network.

“I believe this transaction is very positive for Yakima National Bank's shareholders, customers, and employees,” said President and CEO Jeff Newgard. “We are excited to become a part of the HomeStreet organization, and we look forward to using HomeStreet Bank's resources to strengthen and expand our business while continuing to provide locally focused banking services to our customers. Increased lending limits, combined with access to HomeStreet's vast array of consumer and commercial products, offer a great benefit to our customers and communities we serve. HomeStreet's progressive approach to community banking complements Yakima National Bank's high-touch relationship banking that our customers have come to expect, and will allow for seamless integration of our teams, as well as greater market penetration and growth.”

The acquisition of the two banks, along with the pending acquisition of retail deposit branches from AmericanWest Bank, will increase the net number of HomeStreet retail deposit branches to 29.

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Forward-Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial conditions and likelihood of success. All statements other than statements of historical fact are forward-looking statements. In particular, statements about the timing and likelihood of the consummation of the acquisitions, shareholder approvals, regulatory approvals and the successful integration of their employees and customers, as well as statements that anticipate these events, are forward looking in nature. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond HomeStreet's control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Among other things, our ability to obtain regulatory approval and our ability to retain the assets and customers related to these acquisitions, and our ability to realize the benefits expected from these transactions, may be limited due to future risks and uncertainties including, but not limited to, changes in general economic conditions that impact our markets and our business, actions by the Federal Reserve affecting monetary and fiscal policy, regulatory and legislative actions that may constrain our ability to do business, and the competitive environment. A discussion of the factors that we recognize to pose risk to the achievement of our business goals and our operational and financial objectives more generally is contained in our Annual Report on Form 10-Q for the period ended March 31, 2013. These factors are updated from time to time in our filings with the Securities and Exchange Commission, and readers of this release are cautioned to review those disclosures in conjunction with the discussions herein.

About HomeStreet, Inc.
HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington, and the holding company for HomeStreet Bank, a state-chartered, FDIC-insured savings bank. HomeStreet Bank offers consumer and business banking, investment and insurance products and services in the Pacific Northwest, California and Hawaii. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

HomeStreet, Inc.
Terri Silver, VP, Investor Relations & Corporate Communications
206-389-6303
terri.silver@homestreet.com
http://ir.homestreet.com

Source: HomeStreet, Inc.